U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form SB-2
             REGISTRATION STATEMENT UNDER the Securities Act of 1933
                                              ----------------------


Innovative Holdings and Technologies, Inc.
 .............................................................
     (Name of small business issuer in its charter)

      Colorado                2821             74-2929034
 ......................  ..................  .................
(State or jurisdiction  (Primary Standard   (I.R.S. Employer
 of incorporation or       Industrial      Identification No.)
   organization)         Classification
                          Code Number)

       300 S. Orange Ave., Suite 500, Orlando, FL 32801
 .............................................................
(Address and telephone number of principal executive offices)

       300 S. Orange Ave., Suite 500, Orlando, FL 32801
 ..............................................................
    (Address of principal place of business or intended principal place of business)

                         Helmut Wyzisk
       300 S. Orange Ave., Suite 500, Orlando, FL 32801
 ..............................................................
(Name, address and telephone number of agent for service)

                                With Copies To :
                           Jonathan D. Leinwand, Esq.
                             2500 N. Federal Highway
                            Fort Lauderdale, FL 33305
                                  954-563-1583
                                Fax 954-252-4265


Approximate date of commencement of proposed sale to the public From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
--------------------------------------------------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------
Title of each    Proposed     Proposed
class of         Amount       maximum       Maximum      Amount of
securities       to be        offering      aggregate    registration
to be            registered   price         offering     fee  (1)
registered                    per unit      price
---------------------------------------------------------------------

Common Shares    25,607,500   .07           $1,722,525    $431


(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average high and low sales prices of the Registrant's Common Stock on the OTC Bulletin Board on December 3, 2001, for IHTL

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED January ____, 2002

INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SB-2. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICIATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                       INNOVATIVE HOLDINGS AND TECHNOLOGIES INC.

     Our Common Shares trade on the OTC Bulletin Board under the symbol IHTL.

     This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to:

     25,607,500 shares of common stock

     We will receive no proceeds from the sale of our common stock by the selling stockholders identified in this prospectus.

     You should read this prospectus and any supplement carefully before you invest in Innovative Holdings and Technologies Inc. Please pay particular attention to the "RISK FACTORS" APPEARING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January _______, 2002.

The following table of contents has been designed to help you find important information contained in this prospectus.

                                TABLE OF CONTENTS

SECTION                                                                   PAGE

Prospectus Summary...........................................................  2

Risk Factors.................................................................  3

Use of Proceeds..............................................................  5

Information on Selling Stockholders..........................................  5

Plan of Distribution.........................................................  6

Legal Proceedings............................................................  7

Directors, Executive Officers, Promoters and Control
         Persons.............................................................  7

Security Ownership of Certain Beneficial Owners and
         Management..........................................................  7

Description of Securities....................................................  8

Description of Business......................................................  9

Management's Discussion and Analysis......................................... 13

Company Properties........................................................... 17

Certain Relationships and Related Transactions............................... 17

Market for Registrant's Common Equity and Related
         Stockholder Matters................................................. 18

Executive Compensation....................................................... 19

Where to Find Additional Information......................................... 19

Recent Sales of Unregistered Securities...................................... 20

Index to Combined Financial Information......................................F-1

                               PROSPECTUS SUMMARY

     This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where to Find Additional Information."

     This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "risk factors" beginning on page 3 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and they're explanatory notes before making an investment decision.

                                   OUR COMPANY

     Innovative Holdings & Technologies, Inc. was incorporated under the laws of the State of Colorado on January 9, 1987. We have two subsidiaries: Xtreme
Telemetry Systems, Inc. (XTS), a Florida corporation and US Tech Materials Corporation, a Nevada corporation.

     The Company, through its XTS subsidiary, has developed the Xtreme Telemetry System, a high technology data acquisition and delivery system for broadcast television and Internet applications. The XTS System incorporates sensor technologies to gather data from biological, mechanical and environmental sources. This data then can be wirelessly transmitted from its source, by way of XTS's proprietary software, to broadcast applications on TV or the Internet. This broadcast information can then be graphically displayed on TV or the Internet.

         During 2000 there was contact with sports and broadcast entities for the purpose of telemetry data acquisition and broadcast delivery. These discussions have not resulted in contractual agreements and there are no assurances that these efforts will be successful.

     XTS has developed propriety software for which a US copyright has been obtained.

     US Tech Materials Corporation (USTM) intends to develop manufacturing and marketing for Poly Ether Amid Resin, also known as PEAR. The PEAR resins were originally developed by Ashland, Inc., who entered into a license agreement with USTM/IHTL in July, 2000 and was revised and renewed in July 2001. We have endeavored to seek out financing and personnel to assist USTM's infrastructure, sales, and marketing systems and strategic relationships in order to bring PEAR to the marketplace. USTM, is still in its basic development stages, and there are no guarantees that USTM will successfully raise sufficient capital, attract management and other personnel, and be able to develop manufacturing facilities, materials sources, R&D capabilities, marketing channels and delivery methods for PEAR resins.

                        SUMMARY FINANCIAL AND OTHER DATA

         We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in Innovative Holdings. The table includes summary historical financial data for Innovative Holdings for the years ended December 31, 2000 and 1999 and for the six months ended June 30, 2001. We believe that this presentation is informative to you.

                        YEAR ENDED           YEAR ENDED       NINE MONTHS ENDED
                       DECEMBER 31,         DECEMBER 31,        SEPTEMBER 30,
                           1999                 2000                 2001
--------------------------------------------------------------------------------
ASSETS                $   43,326            $   111,433       $   114,434
--------------------------------------------------------------------------------
LIABILITIES              257,827                530,533           544,564
--------------------------------------------------------------------------------
REVENUES                    --                     --                --
--------------------------------------------------------------------------------
NET INCOME (LOSS)       (612,732)              (336,328)          (65,685)
--------------------------------------------------------------------------------
 LOSS PER SHARE             (.03)                  (.01)             (.00)
--------------------------------------------------------------------------------

                                  THE OFFERING

     On various dates in 1999, 2000 and 2001 we sold 4,000,000 shares of our common stock pursuant to certain exemptions from registration under the Securities Act of 1933. On March 10, 1998 we issued options exercisable to purchase 21,000,000 shares of our common stock. We also issued 500,000 shares of stock to a consultant in November 2001. We have agreed to register these shares on this registration statement.

     As of December 3, 2001, we had 29,905,450 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $13,000.


                                  RISK FACTORS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

FINANCIAL RISKS

WE MAY NOT BE ABLE TO FORECAST OUR REVENUES ACCURATELY BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. In addition, our operating results may vary substantially. The actual effect of these factors on the price of our stock, however, will be difficult to assess due to our limited operating history. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors, and the trading price of our common stock may decline.

WE EXPECT NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

WE MAY NOT BE ABLE TO MEET OUR STRATEGIC BUSINESS OBJECTIVES UNLESS WE OBTAIN ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

The Company will need to raise additional funds to meet operational needs and to fund its strategic business objectives. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our shareholders.

OUR STOCK IS TRADED ON THE OTC BULLETIN BOARD AND THE TRADABILITY IN OUR STOCK MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS

Our common stock is traded on the OTC Bulletin Board under the symbol "IHTL". The OTC bulletin Board is not a recognized national securities exchange. If the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may not be able to be sustained because of these restrictions.


THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK



Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency.


WE HAVE NOT PAID  ANY  DIVIDENDS  ON OUR  COMMON  SHARES  IN THE PAST AND DO NOT
ANTICIPATE PAYING DIVIDENDS IN THE FUTURE

We have not paid or declared  any  dividends  on our common  shares in the past.
Based  upon  our  present  financial  status  and  our  contemplated   financial
requirements,  we do not anticipate paying any dividends upon the shares offered by this Prospectus for the foreseeable future. While we may declare dividends at some time in the future, we cannot assure you of the timing of future dividends, if any.

                                 USE OF PROCEEDS

     We are registering our warrants and shares of common stock offered by this prospectus to satisfy our contractual obligation to the selling shareholders. We will not receive any of the proceeds from the sale of our warrants or common stock by the selling stockholders under this prospectus.

                       INFORMATION ON SELLING STOCKHOLDERS

     The following table includes certain information with respect to the selling stockholders as of September 30, 2001. The selling stockholders are not affiliates of ours and have not had a material relationship with us during the past three years except for Helmut Wyzisk, our president and Paul Zuromski, a consultant to us.


                                                      Maximum number of
                            Beneficial Ownership      Shares of Common          ApproximaTe
                            of Common Stock as        Stock offered for         Percentage of Common
Name                        of December 3, 2001       Sale After Offering       Stock to be Owned
-------------------------   --------------------      --------------------      --------------------
Leonard Aloi                           2,000,000                 2,000,000                         0%
-------------------------   --------------------      --------------------      --------------------
Peter Brochu                              72,500                    72,500                         0%
-------------------------   --------------------      --------------------      --------------------
Roger Hursh                               35,000                    35,000                         0%
-------------------------   --------------------      --------------------      --------------------
Allan Kornblau                         1,050,000                 1,050,000                         0%
-------------------------   --------------------      --------------------      --------------------
William Parente                        3,000,000                 3,000,000                         0%
-------------------------   --------------------      --------------------      --------------------
Dorothy Schimel                          450,000                   450,000                         0%
-------------------------   --------------------      --------------------      --------------------
Helmut Wyzisk                         21,392,500                10,000,000                        24%
-------------------------   --------------------      --------------------      --------------------
Paul Zuromski                          8,000,000                 8,000,000                         0%
-------------------------   --------------------      --------------------      --------------------
Lakewood Financial                       500,000                   500,000                         0%
Services Inc.
-------------------------   --------------------      --------------------      --------------------
Michelle Li                              500,000                   500,000                         0%
-------------------------   --------------------      --------------------      --------------------

(1) Mr. Parente holds 3,000,000 options to purchase 3,000,000 shares of common stock of the company which are immediately exercisable.
(2) Mr. Wyzisk holds 10,000,000 options to purchase 10,000,000 shares of common stock of the company which are immediately exercisable.
(3) Mr. Zuromski holds 8,000,000 options to purchase 8,000,000 shares of common stock of the company which are immediately exercisable.

                              PLAN OF DISTRIBUTION

The registration statement of which this Prospectus forms a part has been filed pursuant to various agreements with the Selling Securities Holders. To our knowledge, as of the date hereof, no Selling Security Holder had entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor do we know the identity of the brokers or market makers which will participate in the offering.

The Shares covered hereby may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Security Holder will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the best of our knowledge, the Selling Security Holders have not, as of the date hereof, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling
Security Holders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Security Holders in amounts to be negotiated.

In offering the Shares, the Selling Security Holders and any broker-dealers who execute sales for the Selling Security Holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Security Holders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

This offering will terminate as to each Selling Security Holder on the date on which all Shares offered hereby have been sold by the Selling Security Holders. There can be no assurance that any of the Selling Security Holders will sell any or all of the shares of Common Stock offered hereby.

                                LEGAL PROCEEDINGS

We are not a party to any pending or threatened legal proceedings.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the officers and directors of Innovative Holdings and Technologies.

Name                   Position                     Age
-------------          -------------------          ---
Helmut Wyzisk          President, Director          44

Peter Brochu           Director

John Palada            Director


Helmut Wyzisk, President/Director. Mr. Wyzisk has served in his present capacities since November 1997. From 1995 through 1997 he served as the President of Celesta Corporation. Celesta offered financial and other business services to its customers. Prior to 1995, Mr. Wyzisk was President of ELF Investments, a company providing contract negotiation and acquisition services to its customers.

Peter Brochu, Director. Mr. Brochu is President of M&G Enterprises LLC, which owns, operates and manages restaurants, hotels and rental properties.

John Palada, Director. Has been a patient relations manager for Nu Ear Electronics in San Diego for the past 9 years. He has a degree in Business Administration from the University of Missouri in St. Louis.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Table 1 lists the persons who are known by us to be the owners of more than five percent of our equity shares as of September 30, 2001.

(a)  Beneficial Ownership of more than 5%.

     Table 1.

      (1)                (2)                     (3)             (4)
Title of Class     Name and Address           Amount and     Percent of
                                              Nature         Class
--------------     ----------------------     ----------     ----------

Common             Helmut Wyzisk              21,392,500           55.7%
--------------     ----------------------     ----------     ----------
Common             Leonard Aloi                2,000,000            7.0%
--------------     ----------------------     ----------     ----------
Common             William Parente             3,000,000            9.6%
--------------     ----------------------     ----------     ----------
Common             Paul Zuromski               8,000,000             22%
--------------     ----------------------     ----------     ----------

(1) Mr. Wyzisk holds 10,000,000 options to purchase 10,000,000 shares of common stock of the company which are immediately exercisable. The options are included in the total.
(2) Mr. Parente holds 3,000,000 options to purchase 3,000,000 shares of common stock of the company which are immediately exercisable. The options are included in the total.
(3) Mr. Zuromski holds 8,000,000 options to purchase 8,000,000 shares of common stock of the company which are immediately exercisable. The options are included in the total.

(b)  Security Ownership of Management.

     Table 2.

      (1)                (2)                     (3)             (4)
Title of Class     Name and Address           Amount and     Percent of
                                              Nature         Class
--------------     ----------------------     ----------     ----------
*Common            Helmut Wyzisk              21,392,500           55.7%

*Includes 10,000,000 options that are immediately excersiable for 10,000,000 shares of common stock.


                            DESCRIPTION OF SECURITIES

The Company is authorized to issue Five Hundred Million (500,000,000) shares of capital stock of which Four Hundred Fifty Million (450,000,000) is common stock, par value $0.0001 per share and Fifty Million (50,000,000) is preferred stock, par value $0.001 per share. As of September 30, 2001, there were 28,405,450 shares of common stock issued and outstanding. On October 19, 1999, the company was authorized to issue 250,000 shares of 1999 Series "A" convertible preferred stock. The 1999 Series "A" preferred stock will entitle the holder to one vote per share. The shares are convertible into common stock at the option of the holder, one share of preferred stock for one share of common stock. The conversion rate will not be affected by stock recapitalization actions.

DISCLOSURE  ON  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

Article 7 of Our Articles of Incorporation provide that the Company may indemnify any director, officer, employee, fiduciary, or agent of the Company to the full extent permitted by the Colorado Corporation Code as in effect at the time of the conduct by the person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

     Innovative Holdings & Technologies, Inc. was incorporated under the laws of the State of Colorado on January 7, 1987. We have two subsidiaries: Xtreme
Telemetry Systems, Inc. (XTS), a Florida corporation and US Tech Materials Corporation, a Nevada corporation.

     The Company, through its XTS subsidiary, has developed the Xtreme Telemetry System, a high technology data acquisition and delivery system for broadcast television and Internet applications. The XTS System incorporates sensor technologies to gather data from biological, mechanical and environmental sources. This data then can be wirelessly transmitted from its source, by way of XTS's proprietary software, to broadcast applications on TV or the Internet. This broadcast information can then be graphically displayed on TV or the Internet.

     During 2000 there was contact with sports and broadcast entities for the purpose of telemetry data acquisition and broadcast delivery. These discussions have not resulted in contractual agreements and there are no assurances that these efforts will be successful.

     XTS has developed propriety software for which a US copyright has been granted.

US Tech Materials Corporation (USTM) intends to develop manufacturing and marketing for Poly Ether Amid Resin, also known as PEAR. The PEAR resins were originally developed by Ashland, Inc., who entered into a license agreement with USTM/IHTL in July, 2000 and was revised and renewed in July 2001. We have endeavored to seek out financing and personnel to assist USTM's infrastructure, sales, and marketing systems and strategic relationships in order to bring PEAR to the marketplace. USTM, is still in its development stages, and there are no guarantees that USTM will successfully raise sufficient capital, attract management and other personnel, and be able to develop manufacturing facilities, materials sources, R&D capabilities, marketing channels and delivery methods for PEAR resins.

     We intend to concentrate our efforts and resources on US Tech Materials and the further development and marketing of the PEAR family of resins.

     PEAR is a high-performance family of composite resins that combine strength, low weight, chemical and temperature resistance. It doesn't burn easily, and gives off less toxins when subjected to flames, and its easy to formulate and process -- critical characteristics coveted by manufacturers. While originally developed for strategic defense applications by Ashland, Inc., subsequent research showed that PEAR resins had many potential applications in a variety of industries including aerospace, automotive, oil & gas drilling/pipelines, electronic & electrical, transportation, sporting goods and marine.

     PEAR was a product of Ashland Chemical's late 1980's corporate research initiative to develop new and innovative products. Ashland spent over 10 years and millions of dollars to develop this resin system. Ultimately, Ashland made a corporate decision to license PEAR to an outside manufacturer rather than produce and market the product themselves. The reasons were that this high end, high performance resin system did not fit in with their product mix, manufacturing capabilities and business model at the time. Thus the PEAR resins have been licensed to us. We reached our initial agreement with Ashland in July 2000 and revised and renewed that agreement in July 2001.

     The PEAR resins have many industrial applications raging from high-tech to everyday uses. The initial effort of US Tech is to penetrate the sports industry. By targeting the sports industry first, the company can avoid the additional regulations that accompany its use in industries such as aviation. We believe that this strategy will allow us to realize revenue more quickly than by focusing on more high-tech applications. Development of marketing and sales to industries such as aviation and automotive will proceed in parallel to our sports marketing efforts.

     Additionally, we believe that starting in the sports market will offer the best opportunity to market the PEAR resin and to bring PEAR to the attention of potential customers.

     Distribution of Products and Services

     PEAR resins will initially reach the market in two basic ways:

     1. Resin Transfer Molding (RTM): This is a vacuum-assisted molding process using liquefied resin-based catalyzed compounds injected into an enclosed mold.

     2. Prepreg (Pre-Impregnation): The process of mixing resin and filler and effecting a partial cure before shipping to the end user. Either ready-to-mold material in sheet form or ready-to-wind material in roving form, which may be cloth, mat, unidirectional fiber, or paper impregnated with resin and stored for use. The resin is partially cured to a B-stage and supplied to the fabricator, who lays up the finished shape and completes the cure with heat and pressure. The two distinct types of prepreg available are (1) commercial prepregs, where the roving is coated with a hot melt or solvent system to produce a specific product to meet specific customer requirements, and, (2) wet prepreg, where the basic resin is installed without solvents or preservatives but has limited room-temperature shelf life.

     In the Future: Vacuum Bag Molding (VBM): A process in which a sheet of flexible transparent material and a bleeder cloth and release film are placed over the lay-up on the mold and sealed at the edges. A vacuum is applied between the sheet and the lay-up. The entrapped air is mechanically worked out of the lay-up and removed by the vacuum, and the part is cured with temperature, pressure, and time. This process wastes very little material compared to other delivery methods.

     Most RTM customers will be delivering PEAR composites directly into the final manufacturing process. There are specialized prepreg firms who will purchase PEAR resins, create various prepreg forms, and sell them to the end user who then add a final stage catalyst to compete the cure, and finished product. These prepreg firms could potentially license PEAR for sale to their customer base, serving as both a process manufacturer and representative. Ultimately VBM may become another method of delivering PEAR directly to the end user, as with RTM.

     Competition

     USTM is a  supplier  of  high  performance  composite  resin  systems.  The marketplace for high performance resins is served by major chemical manufacturers including Shell, 3M, BASF, GE Plastics and Dow Chemical. The major suppliers in this niche marketplace are listed, along with their revenues (1999 figures include non-PEAR type materials):

- Shell $12.9 Billion

- 3M $1.2 Billion

- Dow Chemical $5.2 Billion

- Ciba Specialty Chemicals $1.1 Billion

     These companies are larger and better capitalized than us and have greater name recognition. We will have to compete with these large companies which may put us at a competitive disadvantage.

     There are also a number of smaller resin producers who offer formulations that are in a similar performance category as PEAR. Polymer resins that are considered to be PEAR competitors include: polyamides, polyimides, phenolics, bismalimides and metal.

     The big chemical companies concentrate on the lower end of the high performance resin spectrum. They offer commodity-type resins that are relatively inexpensive, and sold in great quantities. Offerings by smaller producers are spread across the range of the high performance resin category. In a survey of products in the marketplace at present there are none that offer the complete package of PEAR's desirable processing and application properties.

     For a competitor to attempt to duplicate PEAR, they first would have to have the reactor material production process available, which is not the way "commodity"-type resins are mass produced. Their properties cannot even compare to what PEAR offers. This is a reason why Ashland, Inc. decided to license the PEAR technology. For example, withstanding ultra high temperatures isn't an important factor when a polymer resin is used in a low temperature environment. These "commodity" resins are priced far below the average $20 to $30 per kilogram (kg) that is the average price of high performance resins today.

     PEAR is currently protected by 35 active patents, and therefore, USTM has the ability to defend against attempts at duplicating the PEAR formula. PEAR will be in an ongoing product development program, with new formulations developed for specific applications and then patented on an ongoing basis.

     It is virtually impossible to delineate how much of the marketplace each manufacturer controls, since most companies include other types of non-comparable resins and resin products in with the category of high performance resins. This can include adhesives, coatings, thermoplastic resins, etc., which do not compare with PEAR.

     Competition in the high performance resin marketplace is essentially a competition to fill an application requirement. There are many factors that determine a polymer resin's ability to effectively fill necessary requirements. This is PEAR's distinct advantage. PEAR starts with outstanding properties that can be "stepped down" to accommodate an end user's special needs. For example, if price is a factor, PEAR's formulation can be adjusted to meet the price point, while maintaining the desired qualities to keep it ahead of the competition. For example, if the customer requires more "tack" with PEAR prepreg material, the chemistry can be adjusted to accommodate the requirement, while not compromising the basic integrity of the formulation.

     Sources of Raw Materials and Suppliers

     We have selected Southwestern Texas State University's Institute for Environmental and Industrial Science to conduct initial testing, manufacturing and product engineering supplier of the PEAR resins..

     As production demands ramp up, toll manufacturers will be employed when IEIS production capacities are exceeded. There are many chemical manufacturers in the US who could serve as USTM's toll manufacturer. Final determination will be based on their production capacity necessary and the quality control processes in place to insure an uninterrupted source of supply.

     Dependence upon one or a few major customers

     We are currently in the process of providing samples to potential customers for the PEAR resins. Several organizations have approached us to supply them with samples for testing purposes. Additionally, we are contacting companies that had indicated an interest in the resins who had previously contacted the former licensee of the PEAR resins.

     Patents, trademarks, and licenses

     We have an exclusive license to manufacture and market PEAR resins in the United States, Canada, Mexico, Central America, and, as an addition to this latest agreement, Australia. USTM has a non-exclusive license to manufacture and market PEAR to the rest of the world. This license agreement requires us to make certain payments to Ashland between now and May 2002. We must also reach certain sales goals by the end of 2002.

     The base patents for the PEAR technology were issued to Ashland, Inc. in 1989 and are part of the license to us. They will not expire until 2006. A total of 28 patents relating to PEAR and its improvements were issued to Ashland, Inc. Additional patents for PEAR improvements are currently in the possession of Southwestern Texas State University's Institute for Environmental and Industrial Science, which, in the past, developed additional improvements on the PEAR technology. These patents extend the patent life of the PEAR patents until 2014-2017. Since We will constantly be improving and adapting the PEAR technology, new patents will be consistently issued that will effectively keep the PEAR technology protected on a long term basis. Under our agreement with Ashland, Inc., all patents related to PEAR are retained by Ashland, Inc. and licensed to USTM for the 10 year agreement period. After that, all patents, and subsequent patents, will be assigned to us. Ashland, Inc. bears all costs of maintaining these patents during the 10 year term of the agreement.


Government Regulation

     We are required to file a Pre Manufacture Notice (PMN) with the US Environmental Protection Agency (EPA). This is a chemical registration process required for all new chemicals by the EPA. A consultant experienced in this process will be retained by us to facilitate this process. This process is expected to be accomplished within 90 days from the time it is initiated with no anticipated issues at this time. During this process, we are free to manufacture, distribute and sell small quantities of PEAR under special EPA regulations. When this process is completed, we will follow all standards for manufacturing, packaging and shipping this product in accordance with EPA rules.

Employees

     We have one full time employee.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Condensed Consolidated Financial Data" and the Company's Condensed Consolidated Financial Statements and Notes thereto included elsewhere in this document.

Overview
--------

Since its inception in 1987, the Company's purpose is to conduct offerings of its securities to raise capital to acquire businesses in various industries. For the period from January 9, 1987 (inception) to September 30, 1990, the Company incurred a total net loss of $1,840,993. During this period, the Company devoted substantially all of its efforts to establish and organize a television cablecast facility. However, by the end of 1990 the operations of the Company ceased.

From December 1990 through October 1997, the Company did not operate any businesses and was inactive.

In November 1997, the Company changed its name to Innovative Holdings & Technologies, Inc. The Company considers its role to be an incubator of high technology companies and began its search for suitable business acquisitions. In the second quarter of 1998, the Company signed an agreement to acquire BioCam Company, Inc. (BioCam), a developer of telemetry technology in the amount of $1,000,000. This was paid for by issuance of convertible preferred stock and restricted common stock. The Company began supporting the operations of BioCam financially and funded approximately $350,000, in 1998. By the end of 1998, the principals of BioCam rescinded their agreement with the Company and the relationship was terminated.

On January 8, 1999, the Company incorporated Xtreme Telemetry Systems, Inc. (Xtreme) and is its sole stockholder. Xtreme began the development of real time telemetry, to be marketed initially in the sports and entertainment industries. The telemetry system is designed to monitor performance and transmit the data by broadcast or over the internet. In September, 1999, the Company secured the services of specialists in computer software development. The alpha-beta testing of the software commenced in the fourth quarter, 1999. The products under development have not been completed as they are application specific and would be custom designed for a customer.

On July 23, 2001, the Company entered into a letter of intent to increase its interests to 51% in US Tech Materials Corporation (USTM) and we have subsequently entered into negotiations to buy the remaining shares of USTM. USTM intends to develop manufacturing and marketing for Poly Ether Amid Resin, also know as PEAR. The PEAR resins were originally developed by Ashland, Inc., who entered into a license agreement with USTM/IHTL in July 2000. The Company has endeavored to seek out financing and personnel to assist USTM's infrastructure, sales, and marketing systems and strategic relationships in order to bring PEAR to the marketplace. On June 30, 2001, the Company did not meet certain terms of the agreement. This deadline passed and the agreement terminated. An amended agreement was made effective as of July, 2001, reinstating USTM/IHTL's license to manufacture and market PEAR resins subject to certain payment and performance provisions.

We intend to take the following actions during the next twelve months to further the business plan of USTM with regard to the PEAR resins:

- Identify those companies that have or have had an interest in testing PEAR resins for their applications and let them know that samples are available for testing.

- USTM's Research & Development, product sampling, initial product production and technical sales support will be accomplished under a long-term agreement with the Institute for Environmental and Industrial Science (IEIS) at Southwest Texas State University, under the direction of Joseph H. Koo, ScD. IEIS has a long history of development experience with the PEAR resin system, working on various development projects with PEAR Holdings/PEAR Industries since the early 1990's.

- Research & Development activities will be conducted as a parallel product development program: The existing PEAR technology will be continually advanced and refined, while exploiting the existing resin system by developing similar resin systems that focus on materials that combine the most desirable properties of the PEAR system engineered to accommodate particular applications, technologies, and customer segments.

- Continued development of the Ashland PEAR resin system. PEAR was originally designed as a high end, extremely high performance resin that could withstand the rigors of being a part of brutally gas turbines and space vehicles. This original PEAR system can be adapted to less rigorous applications. The R&D process will continue the development of the Ashland PEAR resin system to assist in its many potential applications.

- While continually updating, adapting and improving the Ashland PEAR resin system, Dr. Koo and his team will be developing a sister resin system employing the latest materials and processing technologies, and forming the basis of USTM's ongoing resin system development, the expansion of future revenue opportunities and the ultimate development of USTM as a broad spectrum high performance resin manufacturer and marketer.

Xtreme and USTM are in their development stage, and there are no guarantees that either company will successfully raise sufficient capital, attract management and other personnel, and be able to develop manufacturing facilities, materials sources, R&D capabilities, marketing channels and delivery methods.

Results of operations
---------------------

The following table sets forth, for the periods indicated, certain items from the Company's Consolidated Statements of Operations, expressed as a percentage of total expenses.

                                 The three months ended September 30,
                                 ------------------------------------

                                        2001                  2000
                                 --------------        --------------

Revenues                                    0.0%                  0.0%
                                 --------------        --------------
Expenses:
  General and Administrative              100.0%                100.0
  Interest Expense                          0.0%                  0.0%
                                 --------------        --------------
         Total Expenses                   100.0%                100.0%
                                 --------------        --------------
Net Loss                                  100.0%                100.0%
                                 ==============        ==============


                                 The nine months ended September 30,
                                 ------------------------------------

                                        2001                  2000
                                 --------------        --------------



Revenues                                    0.0%                  0.0%
                                 --------------        --------------
Expenses:
  General and Administrative               98.5%                 97.5%
  Interest Expense                          1.5%                  2.6%
                                 --------------        --------------
         Total Expenses                   100.0%                100.1%

  Other Income                              0.0%                  0.1%
                                 --------------        --------------
Net Loss                                  100.0%                100.0%
                                 ==============        ==============

Revenues
--------

The Company had no revenues for the nine months ended September 30, 2001 and the year ended December 31, 2000.

General and Administrative
--------------------------

General and administrative expenses were $109,382 in 2001 as compared to $242,209 for the nine months ended September 30, 2001. The decrease in these expenses resulted from consolidation of operating activities and stream lining of expenditures.


Interest Expense
----------------

Interest expense is due from personal loans made to the company. The amounts from 2000 to 2001 have not varied considerably.


Liquidity and Capital Resources
-------------------------------

The Company requires capital principally for the financing of operations and the development and marketing of its subsidiary's products. To date, the company has financed its operations primarily through the sale of its equity securities and by obtaining financing.

The Company had negative working capital as of September 30, 2001 of $447,818 compared to $441,341 as of December 31, 2000.

As stated in the Company's Consolidated Financial Statements, the Company's ability to continue as a going concern is dependent upon issuance of stock and obtaining debt financing. There can be no assurance the additional financing will be attained or that the operations will be profitable. Such inability would have a material adverse effect on the Company's business, operating results and financial condition.

The Company currently has no specific commitments with regard to capital expenditures with the exceptions of purchasing PEAR resin samples for distribution to potential customers. The Company's future capital requirements will, depend on its ability to sell the PEAR resins in quantity.

The Company believes that its current cash balances will not provide the liquidity necessary to satisfy the Company's working capital needs.

Inflation
---------

Inflation has not had a significant impact on the Company since its inception nor is it expected to have a significant impact in the foreseeable future.



                             DESCRIPTION OF PROPERTY

     We lease space at 300 Orange Ave. in Orlando, Florida. Rent is $175 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a)  Transactions with Management and Others.

     The president of the Company is the sole shareholder of US Tech Materials Corp.


(b)  Certain Business Relationships.

     During 1997 and 1998 and prior to July 1, 1999 the Company's operations were based at the offices of a shareholder. Payments were made to this shareholder for rent, administrative and miscellaneous services. During 1998, 50,000 shares were issued to and $53,800 was paid to this shareholder. For the year ended August 31, 1999, payments in the aggregate of $88,098 were made to this shareholder.

     On March 10, 1998, the Company granted an option to purchase 10,000,000 shares of its common stock to the controlling shareholder at a price of at $.05 per share. On March 10, 1998 the Company granted an option to purchase 2,000,000 shares of its common stock to a shareholder at a price of $.05 per share. On March 10, 1998, the Company granted an option to purchase 8,000,000 shares of its common stock to a consultant of the Company at a price of $.05 per share. The options are exercisable commencing on June 1, 2000 and expire on March 9, 2003.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)  Market Information.

     The Company's common stock trades Over-the-Counter (OTC) on the OTC Bulletin Board under the symbol IHTL. This table sets forth the high and low bid information for each fiscal quarter within the last two years. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


Bid Information
--------------------------------------------------------------------------------

Fiscal Quarter Ended                        High                       Low
--------------------------------------------------------------------------------
Through December 3, 2001                    0.09                       0.02
September 30, 2001                          0.07                       0.03
June 30, 2001                               0.08                       0.03
March 30, 2001                              0.125                      0.03
December 31, 2000                           0.187                      0.0312
September 30, 2000                          0.348                      0.125
June 30, 2000                               0.348                      0.0625
March 31, 2000                              0.437                      0.265
December 31, 1999                           0.22                       0.12
September 30, 1999                          1.02                       0.16
June 30, 1999                               0.84                       0.375
March 31, 1999                              1.22                       0.325
December 31, 1998                           0.78                       0.27
--------------------------------------------------------------------------------

(b)  Holders.

     The Company has approximately 2,234 active shareholders of its common stock holding 29,405,450 common shares.

                             EXECUTIVE COMPENSATION

     We have one executive officer. Mr. Wyzisk has been paid no compensation during the fiscal years 1998 1999 and 2000. Mr. Wyzisk was paid executive compensation in the form of common stock for the years 1994 through 1997 with the issuance of 6,000,000 common shares. This compensation was valued at $300,000 or five cents per share. The company has granted stock options to its President to acquire up to ten million (10,000,000) common shares for purchase price of $500,000. The option is exercisable commencing on June 1, 2000 and expires on March 9, 2003.

                      WHERE TO FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not all of the information contained in this registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the internet at the SEC Edgar Archive, the address of which is http://www.sec.gov.

                              FINANCIAL STATEMENTS

     Our financial statements are presented in Exhibit F-1.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 7 of our Articles of Incorporation provide that the Company may indemnify any director, officer, employee, fiduciary, or agent of the Company to the full extent permitted by the Colorado Corporation Code as in effect at the time of the conduct by the person.

     Colorado statutes require that unless otherwise provided by our Articles of Incorporation we shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the proceeding.

     In order for an officer or director to benefit from indemnification by us the officer or director must have conducted himself in good faith and reasonably believed that his conduct was in the Company's best interest and in the case of a criminal proceeding that he had no reasonable cause to believe his conduct was unlawful.

     We cannot indemnify an officer or director in connection with a proceeding by or on behalf of the Company in which the director was adjudged liable to the Company; or if the director was adjudged to liable on the basis that he received an improper personal benefit.

     Any   indemnification  is  limited  to  reasonable   expenses  incurred  in
connection with the proceeding. We are allowed to purchase insurance to cover our officers and directors, but we have not done so.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We expect to incur the following fees in conjunction with this offering:

         Legal                      $10,000
         Accounting                 $ 2,500
         Registration               $   431
         Edgar Processing           $   500

         Total:   $13,431


                     RECENT SALES OF UNREGISTERED SECURITIES

     In an offering completed in November 2001 we sold 1,000,000 shares of our common stock in a private sale. The sale was made to accredited investors pursuant to an exemption from registration afforded by section 4(2) of the Securities Act of 1933. The shares were sold at a price of $.05 per share. As part of the sale we agreed to register such shares.

     On August 10, 2001 we sold 2,000,000 shares of our common stock in a private sale. The sale was made to a single investor pursuant to an exemption from registration afforded by section 4(2) of the Securities Act of 1933. The shares were sold at a price of $.05 per share. As part of the sale we agreed to register such shares.

     On January 28, 2000 we entered into two convertible notes borrowing a total $100,000. The notes were convertible into shares of common stock at a price of $.10 per share. The note holders have elected to convert the notes into common shares. Those shares are being registered on this registration statement.

     On November 9, 1999 we sold a total of 5,000,000 shares of our common stock at a price of $.10 per share in an offering pursuant to Rule 504 of Regulation
D. Those shares are being registered on this registration statement.

     On October 22, 1999 we issued a total of 70,000 shares upon the conversion of two promissory notes that totaled $46,026 including accrued interest. The sale was made pursuant to an exemption from registration afforded by section 4(2) of the Securities Act of 1933.

     In February and March 1999 we sold a total of 950,000 shares of our common stock for prices between $.40 and $.50 per share in an offering pursuant to Rule 504 of Regulation D. Those shares are being registered on this registration statement.

     On March 10, 1998 we entered into agreements to issue 21,000,000 options exercisable for 21,000,000 shares of common stock. The strike price on these options is $.05 per share, however we have forgiven the strike price on 18,000,000 of the options in exchange for services rendered to the company. As part of the issuance we agreed to register the shares underlying the options.



                                    EXHIBITS

3.1 Articles of Incorporation and amendment filed as an exhibit to the Company's registration statement on Form 10-SB filed on December 22, 1999 are incorporated by reference.

3.2 By-Laws filed as an exhibit to the Company's registration statement on Form 10-SB filed on December 22, 1999 are incorporated by reference.

5.1  Opinion of Jonathan D. Leinwand, P.A.

23   Consent of DiRocco & Dombrow, P.A.



                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando State of Florida , on December ___ 2001.

Innovative Holdings and Technologies, Inc.

By /s/ Helmut Wyzisk
--------------------
Helmut Wyzisk, President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Helmut Wyzisk
-----------------
President
December 10, 2001

/s/ Peter Brochu
----------------
Director
December 10, 2001

/s/ John Palada
---------------
Director
December 10, 2001

                             DIROCCO & DOMBROW, P.A.
                      3601 WEST COMMERCIAL BLVD., SUITE #39
                            FT. LAUDERDALE, FL 33309
                                 (954) 739-1054
                               FAX (954) 739-1054


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Innovative Holdings & Technologies, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Innovative Holdings & Technologies, Inc. and Subsidiary (a State of Colorado corporation) at December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Holdings & Technologies, Inc. and Subsidiary at December 31, 2000 and 1999, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DiRocco & Dombrow, P.A.
March 2, 2001



          INNOVATIVE HOLDINGS AND TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                     ASSETS

                                                                                September 30,   December 31,
                                                                                     2000           2000
                                                                                 -----------    -----------
                                                                                                 (Audited)
Current assets
  Cash                                                                           $     1,946    $       440
  Prepaid expenses                                                                    25,000         28,953
 Due from affiliate                                                                   69,800         59,800
                                                                                 -----------    -----------
     Total current assets                                                             96,746         89,193

Investments                                                                              200            200
Property and equipment (net)                                                          14,015         18,567
Other assets                                                                           3,473          3,473
                                                                                 -----------    -----------
     Total assets                                                                $   114,434    $   362,222
                                                                                 ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
  Accounts payable and accrued
    expenses                                                                     $    49,043    $    52,212
  Withholding taxes payable                                                          167,190        171,816
  Due to stockholder                                                                 273,983        155,287
  Notes payable                                                                         --           25,000
  Due to affiliate                                                                    54,348        126,218
                                                                                 -----------    -----------
     Total current liabilities                                                       544,564        530,533
                                                                                 -----------    -----------

Stockholders' equity (deficit)
  Preferred stock, $.001 par value, 50,000,000
   shares authorized, no shares issued and
   outstanding                                                                          --             --

  Common stock, $.0001 par value, 450,000,000
   shares authorized, 28,405,450 and 27,124,884
   issued and outstanding, respectively                                                2,841          2,638
  Additional paid-in capital                                                       3,261,820      3,162,023
  Stock subscriptions receivable                                                    (284,000)      (284,000)
  Deficit                                                                         (3,410,791)    (3,299,761)
                                                                                 -----------    -----------
     Total stockholders' equity (deficit)                                           (430,130)      (419,100)
                                                                                 -----------    -----------
     Total liabilities and stockholders' equity (deficit)                        $   114,434    $   111,433
                                                                                 ===========    ===========


See accompanying summary of notes to unaudited condensed consolidated financial statements.


            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                       Three Months Ended              Nine Months Ended
                                         September 30,                   September 30,
                                 ----------------------------    ----------------------------
                                      2001            2000            2001            2000
                                 ------------    ------------    ------------    ------------
Expenses
  General and administrative     $     65,537    $     67,212    $    109,382    $    242,209
  Interest expense                        148            --             1,648           6,641
                                 ------------    ------------    ------------    ------------
     Total expenses                    65,685          67,212         111,030         248,850
                                 ------------    ------------    ------------    ------------

Operating loss                        (65,685)        (67,212)       (111,030)       (248,850)

Other Income                             --              --              --               309
                                 ------------    ------------    ------------    ------------

Net loss                         $    (65,685)   $    (67,212)   $   (111,030)   $   (248,541)
                                 ============    ============    ============    ============


Basic loss per share             $      (0.00)   $      (0.00)   $      (0.00)   $      (0.01)
                                 ============    ============    ============    ============

Weighted Average Common Shares     27,565,817      17,834,051      26,854,203      23,536,194
                                 ============    ============    ============    ============

See accompanying summary of notes to unaudited condensed consolidated financial statements.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Nine Months Ended
                                                             September 30,
                                                        ----------------------
                                                          2001         2000
                                                        ---------    ---------
Cash flows from operating activities:
Net loss                                                $(111,030)   $(248,541)
Adjustments to reconcile net loss to net cash used by
operating activities:
Depreciation                                                4,552        3,068
(Increase) decrease in:
Prepaid expenses                                            3,953         --
Note receivable                                              --         (2,108)
Other receivable                                             --         (2,657)
Other assets                                                 --            790
Increase (decrease) in:
Accounts payable and accrued expenses                      (3,169)      (1,665)
Withholding taxes payable                                  (4,626)         553
                                                        ---------    ---------
Net cash used by operating activities                    (110,320)    (250,560)
                                                        ---------    ---------

Cash flows from investing activities:
Purchase of license agreement                                --        (60,000)
                                                        ---------    ---------
            Net cash used by investing activities            --        (60,000)
                                                        ---------    ---------

Cash flows from financing activities:
Proceeds from  notes payable                                 --         96,700
Repayments of notes payable                               (25,000)        --
Advances from affiliate                                      --        211,849
Repayments of advances from affiliate                     (71,870)        --
Advances to affiliate                                     (10,000)        --
Loan from shareholder                                     118,696         --
Proceeds from issuance of stock                           100,000         --
                                                        ---------    ---------
            Net cash provided by financing activities     111,826      308,549
                                                        ---------    ---------

Increase (decrease)  in cash                                1,506       (2,011)
Cash at beginning of period                                   440        2,011
                                                        ---------    ---------
Cash at end of period                                   $   1,946    $    --
                                                        =========    =========


Supplemental Information
Interest paid                                           $     898    $    --
                                                        =========    =========

See accompanying summary of notes to unaudited condensed consolidated financial statements.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Presentation of Interim Information

In the opinion of the management of Innovative Holdings & Technologies, Inc. and Subsidiaries (the "Company"), the accompanying unaudited condensed consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of September 30, 2001, and the results of its operations and cash flows for the nine months ended September 30, 2001 and 2000. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the year ended December 31, 2000.

2.   Financial Statements

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

3.   Going Concern

As shown in the accompanying financial statements, the Company incurred net losses of $111,030 for the nine months ended September 30, 2001. The Company's current liabilities exceeded its current assets by $447,818 at September 30, 2001. The ability of the Company to continue as a going concern is dependent on the development and marketing of products to be offered by its subsidiaries. The Company will offer additional shares of its common stock to raise capital and obtain financing on an as needed basis.

4.   Stock Options

On March 10, 1998, the Company entered into a stock option agreement in which the Company granted the option to stockholders and consultants to purchase up to 21,000,000 shares of common stock for an exercise price of $0.05 per share at any time through March 9, 2003.

The following is a summary of stock option plan activity for the nine months ended September 30, 2001:

         Number of options outstanding on September 30, 2001          17,000,000
                                                                      ==========

         Weighted average exercise price per share
           outstanding and exercisable                               $      0.05
                                                                      ==========

         Weighted average remaining contractual life of
             options outstanding and exercisable                     $      1.75
                                                                     ===========

         No options were forfeited or expired in 2001.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.   Stock Options, (Continued)

SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued during 1995 and is effective for fiscal years ending after December 15, 1996. This pronouncement established financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock option and other equity instruments to employees based on new fair accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earnings per share under the new method on a pro forma basis. The Company accounts for its options and warrants according to APB No. 25 and follows the disclosure provision of SFAS 123. Accordingly, if options or warrants are granted to employees or others for services and other consideration with an exercise price below the fair market value on the date of the grant, the difference between the exercise price and the fair market value is charged to operations. No options were granted during the nine months ended September 30,2001 or for the year ended December 31, 2000.

5.   Contingencies

The Securities and Exchange Commission has commenced an investigation of the Company pursuant to a Formal Order. This investigation focuses on whether the Company and others misrepresented material facts or omitted to disclose material facts in press releases and reports filed with the Commission, concerning, among other things, the Company's assets, operations, financial condition and anticipated revenue. It cannot be predicted, at this time, whether an enforcement proceeding will be recommended by the staff to the Commission, what the nature of such enforcement proceeding would be, the type of sanctions sought or what the likelihood would be of reaching a settlement. Accordingly, no provision for any liability that may result upon resolution of this investigation has been recorded in the accompanying financial statements.

6.   Subsequent Events

In November 2001, the Company issued 1,000,000 shares of its common stock through a private placement at $0.05 per share. Total proceeds from the issuance were $50,000.



          INNOVATIVE HOLDINGS AND TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    June 30,     December 31,
                                                                      2001           2000
                                                                  -----------    -----------
                                                                  (Unaudited)     (Audited)
Current assets
  Cash                                                            $       514    $       440
  Prepaid expenses                                                     25,000         28,953
  Due from affiliate                                                   69,800         59,800
                                                                  -----------    -----------
     Total current assets                                              95,314         89,193

Investment-US Tech Materials Corp., Inc.                                  200            200
Property and equipment                                                 16,291         18,567
Other assets                                                            3,473          3,473
                                                                  -----------    -----------
     Total assets                                                 $   115,278    $   111,433
                                                                  ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
  Accounts payable and accrued
    expenses                                                      $    35,431    $    52,212
  Withholding taxes payable                                           168,690        171,816
  Notes payable                                                        25,000         25,000
  Due to affiliate                                                     97,418        126,218
  Due to stockholders                                                 253,184        155,287
                                                                  -----------    -----------
     Total current liabilities                                        579,723        530,533
                                                                  -----------    -----------


Stockholders' equity (deficit)
  Preferred stock, $.001 par value,
   50,000,000 shares authorized,
   no shares issued and
   outstanding, respectively                                             --             --

  Common stock, $.0001 par value,
   450,000,000 shares authorized,
   26,374,884 issued and outstanding,
   respectively                                                         2,638          2,638

  Additional paid-in capital                                        3,162,023      3,162,023
  Stock subscriptions receivable                                     (284,000)      (284,000)
  Deficit                                                          (3,345,106)    (3,299,761)
                                                                  -----------    -----------
     Total stockholders' equity (deficit)                            (464,445)      (419,100)
                                                                  -----------    -----------
     Total liabilities and stockholders' equity (deficit)         $   115,278    $   111,433
                                                                  ===========    ===========


See accompanying summary of notes to unaudited condensed consolidated financial statements.


INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                Three Months Ended June 30,      Six Months Ended June 30,
                               ----------------------------    ----------------------------
                                    2001            2000            2001            2000
                               ------------    ------------    ------------    ------------
Expenses
  General and administrative   $     20,627    $     64,747    $     43,845    $    174,997
  Interest expense                      750           5,883           1,500           6,641
                               ------------    ------------    ------------    ------------
     Total expenses                  21,377          70,630          45,345         181,638
                               ------------    ------------    ------------    ------------

Operating loss                      (21,377)        (70,630)        (45,345)       (181,638)

Other Income                           --              --              --              --
                               ------------    ------------    ------------    ------------

Net loss                       $    (21,377)   $    (70,630)   $    (45,345)   $   (181,638)
                               ============    ============    ============    ============


Basic loss per share           $     (0.001)   $     (0.003)   $     (0.002)   $     (0.008)
                               ============    ============    ============    ============

Weighted Average Common
   Shares                        26,374,884      23,960,049      26,374,884      23,542,466
                               ============    ============    ============    ============





See accompanying summary of notes to unaudited condensed consolidated financial statements.


           INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Six Months Ended June 30,
                                                           2001           2000
                                                        ----------     ----------
Cash flows from operating activities:
Net loss                                                $  (45,345)    $ (181,638)
Adjustments to reconcile net
      loss to net cash used by
      operating activities:
       Depreciation                                          2,276          3,068
      (Increase) decrease in:
          Prepaid expenses                                   3,953          3,681
          Other assets                                        --           (1,668)
      Increase (decrease) in:
          Accounts payable and accrued expenses            (16,781)        (6,717)
          Withholding taxes payable                         (3,126)           553
                                                        ----------     ----------
             Net cash used by operating activities         (59,023)      (182,271)
                                                        ----------     ----------


Cash flows from financing activities:
   Proceeds from  notes payable                               --          100,000
   Proceeds from affiliate                                 (38,800)        84,352
   Proceeds from stockholder                                97,897           --
                                                        ----------     ----------
            Net cash provided by financing activities       59,097        184,352
                                                        ----------     ----------


Increase in cash                                                74          1,631
Cash at beginning of period                                    440          2,011
                                                        ----------     ----------

Cash at end of period                                   $      514     $    3,642
                                                        ==========     ==========


Supplemental Inforamtion
  Cash paid for:
     Interest                                           $     --       $     --
                                                        ==========     ==========





See accompanying summary of notes to unaudited condensed consolidated financial statements.

           INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Presentation of Interim Information

In the opinion of the management of Innovative Holdings & Technologies, Inc. and Subsidiaries, Inc. (the Company), the accompanying unaudited condensed consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2001, and the results of its operations and cash flows for the six months ended June 30, 2001 and 2000. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the year ended December 31, 2000.

2.   Financial Statements

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

3.   Going Concern

As shown in the accompanying financial statements, the Company incurred net losses of $45,345 for the six months ended June 30, 2001. The Company's current liabilities exceeded its current assets by $484,409 at June 30, 2001. The ability of the Company to continue as a going concern is dependent on the development and marketing of products to be offered by its subsidiaries. The Company will offer additional shares of its common stock to raise capital and obtain financing on an as needed basis.

4.   Stock Options

On March 10, 1998, the Company entered into a stock option agreement in which the Company grants the option to shareholders and consultants to purchase up to 21,000,000 shares of common stock for an exercise price of $0.05 per share at any time through March 9, 2003.

The following is a summary of stock option plan activity for the six months ended June 30, 2001:

         Number of options outstanding on June 30, 2001             17,000,000
                                                                   ===========
         Weighted average exercise price per share
           outstanding and exercisable                             $      0.05
                                                                   ===========

         Weighted average remaining contractual life of
             options outstanding and exercisable                          1.75
                                                                   ===========

         No options were forfeited or expired in 2001.

INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


4. Stock Options, (Continued)

SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued during 1995 and is effective for fiscal years ending after December 15, 1996. This pronouncement established financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock option and other equity instruments to employees based on new fair accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earning per share under the new method on a pro forma basis. The Company accounts for its options and warrants according to APB No. 25 and follows the disclosure provision of SFAS 123. Accordingly, if options or warrants are granted to employees or others for services and other consideration with an exercise price below the fair market value on the date of the grant, the difference between the exercise price and the fair market value is charged to operations. No options were granted in the year end 2000 and 1999.

5. Contingencies

The Securities and Exchange Commission has commenced an investigation of the Company pursuant to a Formal Order. This investigation focuses on whether the Company and others misrepresented material facts or omitted to disclose material facts in press releases and reports filed with the Commission, concerning, among other things, the Company's assets, operations, financial condition and anticipated revenue. It cannot be predicted, at this time, whether an enforcement proceeding will be recommended by the staff to the Commission, what the nature of such enforcement proceeding would be, the type of sanctions sought or what the likelihood would be of reaching a settlement. Accordingly, no provision for any liability that may result upon resolution of this investigation has been recorded in the accompanying financial statement.



INNOVATIVE HOLDINGS AND TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               Year Ended December 31,
                                                              --------------------------
                                                                  2000           1999
                                                              -----------    -----------
Current assets
  Cash                                                        $       440    $     2,011
  Prepaid expenses                                                 28,953          3,681
  Note receivable                                                    --           10,250
  Due from Affiliate                                               59,800
                                                              -----------    -----------
     Total current assets                                          89,193         15,942

Investments-US Tech Materials Corp., Inc.                             200           --

Property and equipment, net                                        18,567         23,121

Other assets                                                        3,473          4,263
                                                              -----------    -----------
     Total assets                                             $   111,433    $    43,326
                                                              ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable and accrued
    expenses                                                  $    52,212    $    25,826
  Withholding taxes payable                                       171,816        163,250
  Notes payable                                                    25,000         25,000
  Due to affiliate                                                126,218         43,751
  Due to stockholders                                             155,287           --
                                                              -----------    -----------
     Total current liabilities                                    530,533        257,827
                                                              -----------    -----------




Stockholders' Deficit
  Common stock, $.0001 par value,
   450,000,000 shares authorized,
   26,374,884 and 23,124,884 issued
   and outstanding, respectively                                    2,638          2,313

  Additional paid-in capital                                    3,162,023      3,080,619
  Stock subscriptions receivable                                 (284,000)      (334,000)
  Deficit                                                      (3,299,761)    (2,963,433)
                                                              -----------    -----------
     Total stockholders' deficit                                 (419,100)      (214,501)
                                                              -----------    -----------
     Total liabilities and stockholders' deficit              $   111,433    $    43,326
                                                              ===========    ===========




The accompanying notes are an integral part of these financial statements.

             INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                    Year Ended December 31,
                                 ----------------------------
                                      2000            1999
                                 ------------    ------------

Expenses
  General and administrative     $    300,898    $    431,050
  Research and development             28,455         177,253
  Interest expense                      9,729           5,744
                                 ------------    ------------
     Total expenses                   339,082         614,047
                                 ------------    ------------

Net loss from operations             (339,082)       (614,047)

Other Income
  Interest income                       2,754           1,315
                                 ------------    ------------
Net Loss                         $   (336,328)   $   (612,732)
                                 ============    ============

Net loss per share               $     (0.013)   $     (0.033)
                                 ============    ============


Weighted average common shares     25,172,830      18,679,052
                                 ============    ============


The accompanying notes are an integral part of these financial statements.



INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)







                                       Shares of                    Additional       Stock                         Total
                                        Common                        Paid-In     Subscriptions   Accumulated      Equity
                                         Stock         Amount         Capital      Receivable      (Deficit)      (Deficit)
                                      -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1998           21,254,884    $     2,126    $ 3,074,780    $      --      $(2,350,701)   $   726,205

    Cancellation of stock related
     to investment                     (4,200,000)          (420)      (999,580)          --             --       (1,000,000)

    Issuance of stock for services         50,000              5          9,995           --             --           10,000

    Issuance of stock in connection
     with January 8, 1999 offering        950,000             95        449,905           --             --          450,000

    Issuance of stock for repayment
      of notes payable                     70,000              7         46,019           --             --           46,026

    Issuance of stock under
      subscriptions agreements          5,000,000            500        499,500       (334,000)          --          166,000

   Net loss for the year                     --             --             --             --         (612,732)      (612,732)
                                      -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1999           23,124,884          2,313      3,080,619       (334,000)    (2,963,433)      (214,501)
                                      -----------    -----------    -----------    -----------    -----------    -----------

  Cancellation of stock
    subscriptions                      (2,500,000)          (250)      (249,750)       250,000           --             --

  Issuance of stock for services          250,000             25         24,975           --             --           25,000



  Issuance of stock for repayment
    of notes payable                    1,500,000            150        106,579           --             --          106,729

  Issuance of stock under
    subscriptions agreements            4,000,000            400        199,600       (200,000)          --             --
Net loss for the year                        --             --             --             --         (336,328)      (336,328)
                                      -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 2000           26,374,884    $     2,638    $ 3,162,023    $  (284,000)   $(3,299,761)   $  (419,100)
                                      ===========    ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these financial statements.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                Year Ended December 31,
                                                -----------------------
                                                  2000          1999
                                                ---------     ---------

Cash flows from operating activities:
Net loss                                        $(336,328)    $(612,732)
Adjustments to reconcile net
      loss to net cash used by
      operating activities:
      Stockholder services credited
       to capital                                    --          10,000
       Stock issued for services and expenses      31,729
       Depreciation                                 4,554         1,670
      (Increase) decrease in:
          Prepaid expenses                        (25,272)       (3,681)
          Notes receivable                         10,250       (10,250)
          Other assets                                790        (4,263)
      Increase (decrease) in:
          Accounts payable and accrued
            expenses                               26,386        13,704
          Withholding taxes payable                 8,566          --
                                                ---------     ---------
            Net cash used by operating
              activities                         (279,325)     (605,552)
                                                ---------     ---------


Cash flows from investing activities:
    Purchase of investment                           (200)         --
    Purchases of property and equipment              --         (24,791)
                                                ---------     ---------
            Net cash used by investing
              activities                             (200)      (24,791)
                                                ---------     ---------

Cash flows from financing activities:
   Proceeds from stockholders                     255,287          --
   Net proceeds to affiliate                       22,667        12,051
   Proceeds from issuance of stock                   --         616,000
                                                ---------     ---------
            Net cash provided by financing
              activities                          277,954       628,051
                                                ---------     ---------

Net Decrease  in cash                              (1,571)       (2,292)
Cash at beginning of year                           2,011         4,303
                                                ---------     ---------

Cash at end of year                             $     440     $   2,011
                                                =========     =========




The accompanying notes are an integral part of these financial statements.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Organization and Summary of Significant Accounting Policies

     Organization

     Innovative Holdings and Technologies, Inc. (the "Company") was incorporated in the State of Colorado in 1987 as Celesta Corporation. The Company's purpose is to raise capital by sales of its' common stock in registered security offerings for the acquisition of businesses. The Company's office is located in Orlando, Florida.

     Subsidiary

     On January 8, 1999, the Company incorporated Xtreme Telemetry Systems, Inc. (Xtreme) in the State of Florida and is its only shareholder. The transaction was accounted for by the purchase method of accounting for business combinations.

     The subsidiary is in the business of designing, developing, producing and selling telemetric sensor and communication products and services. The subsidiary is in the development stage.

     Consolidation Policy

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

     Property and Equipment

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over estimated useful lives of the related assets as follows:

                                                              Years
                                                              -----
                           Furniture                            7
                           Computers                            5


     Loss Per Share

     Basic loss per share is computed using the weighted-average number of common shares outstanding during the period.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

1.   Organization and Summary of Significant Accounting Policies (Continued)

     Summary of Significant Accounting Policies (Continued)

     Income Taxes

     The Company accounts for income taxes using the asset and liability method as required by Statements of Financial Standards No. 109. Deferred income taxes are recognized for operating losses, if available, to offset federal income taxes. An allowance is provided if it is more likely than not that the Company will not realize the benefits of a deferred tax asset. As of December 31, 2000 and 1999, a valuation allowance has been provided against the deferred tax asset. See Note 9.

     Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Concentration of Risks

     The Company maintains its cash accounts in one commercial bank located in Orlando, Florida. Accounts in the bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times throughout 2000 and1999 the Company maintained cash balances in the bank that exceeded the FDIC limit.

3.  Property and Equipment
                                           December 31,
                                           ------------
                                      2000            1999
                                      -------         -------

Furniture                             $ 7,082         $ 7,082
Computers                              17,709          17,709
                                      -------         -------
                                       24,971          24,971
Less accumulated depreciation           6,404           1,850
                                      -------         -------
         Net property and equipment   $18,567         $23,121
                                      =======         =======
Depreciation Expense                  $ 4,554         $ 1,670
                                      =======         =======

4.  Investment - US Tech Material Corp., Inc.

     In 2000, the Company purchased 1% of the outstanding common stock of USTech Material Corp., Inc (US Tech) in the amount of $200. This investment is valued at cost because the Company does not have the ability to exercise significant influence over US Tech.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

5.   Withholding Taxes Payable

     The  Company   compensates  various  individuals  for  consulting  services rendered by issuing common stock. Back up withholding tax at a rate of 20% is being computed for these amounts.

6.   Notes Payable

     Notes payable as of December 31, 2000 and 1999 consisted of the following:

                                        December 31,2000      December 31,1999
                                        ----------------      ----------------

     Note Payable to an
      existing stockholder, interest
      accrues at 12%, matures
      September 26, 2001                     $25,000               $25,000


7.   Related Party Transactions

     During 2000, the Company advanced $59,800 to an affiliate. These advances are uncollaterized and there are no formal repayment terms.

     The Company is indebted to various affiliate in the amount of $126,218 and $43,751 at December 31, 2000 and 1999 respectively. There are no formal repayment terms.

     The Company retains the services of a marketing company whose principal owner is a controlling shareholder of the Company. During 1999, the payments of $20,000 were made to related company.

     During 1999, the Company made payments to a shareholder for rent, administrative and consulting services. For the year ended December 31, 1999, payments in the aggregate of $88,098 were made to this shareholder.

     The Company is indebted to various shareholders in the amount of $155,287 at December 31, 2000. There are no formal repayment terms.

 8.  Lease

     The Company is subleasing office space which commenced on July 1, 1999 and expires October 1, 2002. The Company has the right to terminate the sublease with a 210 day notice to the tenant who is the lessor of the premises. Rent expense for the years ended December 31, 2000 and 1999 was $45,274 and $22,085.

     Minimum required future rental payments under this lease as of December 31, 2000, are:

                              2001                 $ 48,832
                              2002                   41,716
                                                 ----------
                                                   $ 90,548
                                                 ==========



            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


9.  Income Taxes

       The total deferred tax assets are as follows:

 9.  Income Taxes

       The total deferred tax assets are as follows:


                             Net Operating Loss Carryforwards         Applicable Tax Rate
                          --------------------------------------   -------------------------    Valuation     Amount Per
                           Federal        State         Total        Federal        State       Allowance   Balance Sheet
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
Deferred tax assets at
 December 31, 1998       $   751,201   $   116,285   $   867,486                               $  (867,486)  $      --

Changes for the
 year ended
 December 31, 1999           194,647        30,131       224,778           34%           5.0%     (224,778)         --

                         -----------   -----------   -----------                               -----------   -----------

Deferred tax assets at
 December 31, 1999           945,848       146,416     1,092,264                                (1,092,264)         --

Changes for the
 year ended
 December 31, 2000           107,069        16,574       123,643           34%           5.0%     (123,643)         --
                         -----------   -----------   -----------                               -----------   -----------
Deferred tax assets at
 December 31, 2000       $ 1,052,917   $   162,990   $ 1,215,907                               $(1,215,907)  $      --
                         ===========   ===========   ===========                               ===========   ===========


     At December 31, 2000, the Company has net operating loss carryforwards of $3,259,805. These losses will begin expiring in 2002.

     A valuation allowance has been provided against the deferred tax assets at December 31, 2000 and 1999 since it is likely that the Company will not realize the benefits of the deferred tax assets.

INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

10.  Common Stock Transactions

     Common Stock transactions during 1999:

     In July 1999, the Company cancelled, 4,200,000 shares of common stock, due to termination of Biocam's contractual obligations.

     The Company issued 50,000 shares of its restricted common stock in 1999 to individuals as compensation in connection with its reorganization and reactivation of the Company. These transactions were valued at $10,000 which was the fair market value based upon either the open market closing price or a board of directors designation as of the date of each individual's involvement with the Company.

     The Company authorized shares of unregistered common stock as follows:

          700,000 shares issued at $.50 per share on January 8, 1999 250,000 shares issued at $.40 per share on January 8, 1999

          The Company's legal counsel issued an opinion stating that the above shares are exempt from registration under Section 3(b) of the Securities Act of 1993 and 504 of Regulation D.

     In 1999, the Company issued 70,000 shares of its restricted common stock for repayment of a note payable plus accrued interest. This transaction was valued at $46,026, which was based on the note payable balance due plus accrued interest.

     The Company issued 5,000,000 shares of unregistered common stock in the amount of $.10 per share for a total of $500,000. These shares were issued under stock subscriptions agreements date November 9, 1999, in accordance with the terms and conditions of the Offering Document dated January 8, 1999. The total collected to date is $166,000.

     Common stock transactions during 2000:

     The Company cancelled 2,500,000 shares of its restrictive common stock for nonpayment of stock subscriptions.

     The Company issued 250,000 shares of its restricted common stock in payment for future services in the amount of $25,000.

     The Company issued 1,500,000 shares of its restricted common stock in lieu of payment of notes payable plus accrued interest in the amount of $106,729.

     The Company issued 4,000,000 shares of its restricted common stock in connection with a stock option under a subscription agreement.

11.  Stock Options

     On March 10,1998, the Company entered into a stock option agreement in which the Company grants the option to shareholders and consultants to purchase up to 21,000,000 shares of restricted common stock for an exercise price of $0.05 per share at any time through March 9, 2003.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

11.      Stock Options (Continued)

The following is a summary of stock option plan activity for the year ended December 31, 2000 and 1999.

Number of options outstanding on January 1, 1999                     21,000,000

Number of options exercised by shareholder in 2000                   (4,000,000)
                                                                    -----------

Number of options outstanding on December 31, 2000                   17,000,000
                                                                    ===========
 Number of options exercisable at December 31, 2000                  17,000,000
                                                                    ===========
 Weighted average exercise price per share outstanding
  and exercisable                                                   $      0.05
                                                                    ===========
 Weighted average remaining contractual life of options
  outstanding and exercisable                                               2.2
                                                                    ===========

     No options were forfeited or expired in 2000 and 1999.

     SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued during 1995 and is effective for fiscal years ending after December 15, 1996. This pronouncement established financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock option and other equity instruments to employees based on new fair accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earning per share under the new method on a pro forma basis. The Company accounts for its options and warrants according to APB No. 25 and follows the disclosure provision of SFAS 123. Accordingly, if options or warrants are granted to employees or others for services and other consideration with an exercise price below the fair market value on the date of the grant, the difference between the exercise price and the fair market value is charged to operations. No options were granted in the year end 2000 and 1999.

12.  Going Concern

     As shown in the accompanying financial statements, the Company incurred net losses of $336,328 and $612,732 for the years ended December 31, 2000 and 1999, respectively. The Company's current liabilities exceeded its current assets by $441,340 and $241,885 at December 31, 2000 and 1999,
     respectively. The ability of the Company to continue as a going concern is dependent on the development and marketing of products to be offered by its subsidiary.

            INNOVATIVE HOLDINGS & TECHNOLOGIES, INC. AND SUBSIDIARY

13.  Cash Flow Information

     During 1999:

          The Company cancelled stock related to purchase of an investment in the amount of $1,000,000.

          The Company issued restricted shares of its common stock as a repayment of notes payable plus accrued interest in the amount of $46,026.

          The Company issued stock under a subscription receivable in the amount of $334,000.

     During 2000:

          The Company issued restricted shares of its common stock as a repayment of notes plus accrued interest in the amount of $ 106,729.

          The Company issued restricted common issued stock under a subscription receivable in the amount of $200000.

          The Company cancelled 2,500,000 shares of its restricted common stock in the amount of $250,000.

     See Note 10 for further information on the above noted transactions.

14.  Contingencies

     The Securities and Exchange Commission has commenced an investigation of the Company pursuant to a Formal Order. This investigation focuses on whether the Company and others misrepresented material facts or omitted to disclose material facts in press releases and reports filed with the Commission, concerning, among other things, the Company's assets, operations, financial condition and anticipated revenue. It cannot be predicted, at this time, whether an enforcement proceeding will be recommended by the staff to the Commission, what the nature of such enforcement proceeding would be, the type of sanctions sough or what the likelihood would be of reaching a settlement.

     Accordingly, no provision for any liability that may result upon resolution of this investigation has been recorded in the accompanying financial statement.